Exhibit 5.5

November 5, 2014

Omnicare, Inc.

900 Omnicare Center

201 East Fourth Street

Cincinnati OH 45202

Re:	Form S-3 Registration Statement of Omnicare, Inc.

Ladies and Gentlemen:

This opinion is furnished to you upon the express instruction and request of our clients, NCS Healthcare of Indiana, Inc. and NeighborCare of Indiana, LLC (together, the “Indiana Guarantors”) relating to the issuance, from time to time, of Senior Debt Securities and Subordinated Debt Securities (the “Debt Securities”) by Omnicare, Inc. pursuant to (i) a form of senior notes indenture (the “Senior Notes Indenture”), between the Company and the trustee party thereto or (ii) a subordinated notes indenture (the “Subordinated Notes Indenture” and, together with the Senior Notes Indenture, the “Indentures” and, each an “Indenture”), between the Company and U.S. Bank National Association (successor trustee to SunTrust Bank), as trustee, dated June 13, 2003, which were filed with the Securities and Exchange Commission (the “Commission”) as exhibits to the Company’s registration statement on Form S-3 (the “Registration Statement”) on November 5, 2014. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indentures.

We have acted as special counsel in the State of Indiana (the “State”) to the Indiana Guarantors in connection with the above-captioned matter. In such capacity as special counsel to the Indiana Guarantors, we have reviewed or examined, and are familiar with, originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(a)	The Quality Health Care NCS, Inc. Articles of Incorporation, dated May 5, 1995;

(b)	The Articles of Merger of Corinthian Healthcare Systems, Inc. into Quality Health Care NCS, Inc. (with NCS Healthcare of Indiana, Inc. as the name of the surviving corporation), dated May 5, 1995;

(c)	The Quality Health Care NCS, Inc. Bylaws, dated May 8, 1995;

(d)	The NCOI Acquisition Sub, LLC Articles of Organization, dated November 2, 2005;

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November 5, 2014

(e)	The Articles of Cross-Species Merger of NeighborCare of Indiana, Inc. into NCOI Acquisition Sub, LLC (with NeighborCare of Indiana, LLC as the name of the surviving LLC), dated July 6, 2006;

(f)	The NeighborCare of Indiana, LLC Limited Liability Company Agreement, dated July 6, 2006;

(g)	Action by Unanimous Written Consent in Lieu of Meeting of the Board of Directors of NCS Healthcare of Indiana, Inc., dated October 24, 2014;

(h)	Action by Unanimous Written Consent in Lieu of Meeting of the Members and the Board of Managers of NeighborCare of Indiana, LLC, dated October 24, 2014; and

(i)	The Certificates of Existence for NCS Healthcare of Indiana, Inc. and NeighborCare of Indiana, LLC issued by the Indiana Secretary of State, each dated October 20, 2014 (collectively referred to herein as the “Certificates of Existence”).

The documents listed as items (a) through (i) [inclusive] above are sometimes collectively referred to herein as the “Authority Documents.”

In rendering our opinion we have examined and relied upon the Authority Documents, and have not examined any other corporation or limited liability company documents and records or other certificates or instruments. As to various questions of fact material to our opinion, we have relied upon the Authority Documents and other certificates and written statements of the Indiana Guarantors, but we have no knowledge that any of such statements are inaccurate or incomplete.

In addition, as to certain facts material to our opinion which we did not independently establish or verify, we have relied upon written representations of the duly authorized officers or other representatives of the Indiana Guarantors, the Authority Documents, and other documents executed in connection therewith and/or referenced herein. We have not independently reviewed, established or verified the accuracy or completeness of the information set forth or certified in such documents. However, we have no reason to believe that the information contained in such documents is not complete and accurate. Except as otherwise expressly stated herein, this opinion should in no way be construed as passing upon the accuracy or completeness of any of the representations or warranties which may be or have been made to you in the Indentures (or documents referenced therein), the Authority Documents, or on any other matters, legal or otherwise, not specifically covered herein.

We further advise you that our representation of the Indiana Guarantors has been limited to this particular matter and, with respect to this particular matter, has been limited and does not involve an overall or detailed knowledge of the affairs, business operations or financial

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condition, past or present, of the Indiana Guarantors. Furthermore, we have not made any special examination of and are not expressing an opinion regarding the affairs or financial condition of the Indiana Guarantors.

We are qualified to practice law only in the State and we do not purport to be experts on, or to express an opinion herein concerning, the law of any jurisdiction other than the State and the laws of the United States of general application to transactions in the State. We express no opinion as to (i) the laws of any other jurisdiction, (ii) matters of municipal law or the laws of any local agencies within any state or (iii) state or federal tax, securities or antitrust laws. We further express no opinion with respect to the effect of any law other than the law of the State and the federal law of the United States. To the extent that the interpretation, construction or enforcement of the Indentures and the other documents referred to herein may be governed by the laws of any jurisdiction other than that of the State, we have assumed that the laws of such jurisdiction are identical to the laws of the State.

As used herein with respect to the existence or absence of facts, “to our knowledge,” “known to us,” or words or phrases of similar import shall mean, during the course of our representation of the Indiana Guarantors, no information that would give us current actual knowledge of the accuracy or inaccuracy of such statement has come within the conscious awareness of lawyers in our office who are actively involved in preparing this legal opinion or other documents in furtherance of the transaction or who we reasonably believe may have knowledge with respect to the matters addressed in this opinion. Information shall not be deemed to be within our knowledge if such information might have been revealed if there had been undertaken a canvass of all lawyers within our Firm or a general search of the Firm’s files. We have not made and accept no responsibility to make any investigation of the existence or absence of such facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Indiana Guarantors.

In rendering the opinions herein contained, we have assumed the following with your approval:

(i)	the legal capacity of each natural person;

(ii)	the due formation of all parties to the Indentures (other than the Indiana Guarantors);

(iii)	the valid legal existence and good standing of all parties to the Indentures (other than the legal existence of the Indiana Guarantors; provided, however that with respect to the Indiana Guarantors, we will be relying solely upon their respective Certificates of Existence described above);

(iv)	the genuineness of all signatures;

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November 5, 2014

(v)	the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, conformed, photostatic or telefacsimile copies;

(vi)	with respect to all documents examined by us which contained facsimile signatures, that such signatures were the original signature of the party and have the same force and effect as an original signature;

(vii)	that with respect to all documents described herein which have been executed by parties other than the Indiana Guarantors, all such parties had the power to enter into and perform all obligations thereunder, that all such other parties were duly authorized by all requisite action to execute, deliver and perform their respective obligations thereunder, that all signatories on all such documents were duly qualified and incumbent parties with the proper authority to execute all such documents, and the due execution and delivery of all such documents and the validity, enforceability and binding effect of all such documents on such other parties; and

(viii)	there have been no undisclosed modifications of any provision of any document reviewed by us in connection with the rendering of this opinion and no undisclosed prior waiver of any right or any remedy contained in any of such documents.

This opinion is given solely as of the date hereof. We express no opinion as to future amendments of the Indentures or as to the effect of any other future events.

Based on the foregoing examination, and subject to and relying on the assumptions and other matters referred to above (and subject to the limitations and qualifications contained herein), we are of the opinion that:

1.	DUE ORGANIZATION. Based solely upon the respective Certificates of Existence, (i) NCS Healthcare of Indiana, Inc. is a corporation incorporated and validly existing under the laws of the State and (ii) NeighborCare of Indiana, LLC is a limited liability company organized and validly existing under the laws of the State.

2.	DUE POWER AND AUTHORITY. Each Indiana Guarantor has the requisite power and authority to guarantee the Debt Securities pursuant to the terms of the Indentures and perform its obligations under the Debt Guarantees.

3.	DUE AUTHORIZATION. The Debt Guarantees, upon being duly authorized by all necessary corporate and/or limited liability company action (as the case may be), executed by an authorized signatory and delivered, will be validly authorized, executed and delivered for corporate law purposes by each Indiana Guarantor.

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The opinions expressed above are subject to the following qualifications:

A. The opinions expressed herein are limited to those statutes, rules and regulations that a lawyer exercising customary professional diligence in commercial transactions would reasonably recognize as being applicable to the Indiana Guarantors. We express no opinion and make no statements concerning or with respect to any statutes, ordinances, administrative decisions, rules or regulations of counties, towns, municipalities or other political subdivisions.

B. This opinion letter is based on and relies upon the current facts and the current status of the law, and is subject in all respects to, and may be limited by, after the date hereof, changes in the facts, further rules, regulations and legislation, as well as developing case law. We assume no obligation to notify any person of changes in facts or law occurring or coming to our attention after the delivery of this opinion letter, whether or not deemed material.

This opinion is limited to the matters expressly stated herein and no opinion is inferred or may be implied beyond the matters expressly stated herein.

We hereby consent to reliance on this opinion letter and the opinions provided herein by the law firm White & Case LLP in connection with the legal opinion provided by that law firm that is included as an exhibit to the Registration Statement. Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bingham Greenebaum Doll LLP
BINGHAM GREENEBAUM DOLL LLP